PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OH 45750
www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE         Contact: Charles W. Sulerzyski
May 3, 2011                        President and Chief Executive Officer
(740) 374-6163

PEOPLES BANCORP INC. ELECTS BOARD MEMBERS AND ADOPTS NEW SCHEDULE FOR DIVIDENDS
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MARIETTA, Ohio - At the 2011 Annual Meeting of Shareholders held on April 28, the shareholders of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) elected Wilford D. Dimit, Brenda F. Jones, M.D., and Theodore P. Sauber as directors of Peoples for a three-year term expiring in 2014. Also at the 2011 Annual Meeting, Peoples' shareholders approved, in a non-binding advisory vote, the compensation of Peoples' executive officers as disclosed in Peoples' proxy statement for the 2011 Annual Meeting and ratified the appointment of Ernst & Young LLP as Peoples' independent registered public accounting firm for the fiscal year ending December 31, 2011.
In addition, Peoples' Board of Directors, at its regular meeting following the 2011 Annual Meeting of Shareholders, adopted a new schedule, effective with the quarterly period ending June 30, 2011, for consideration of whether future dividends should be declared in respect of common shares. Peoples' Board of Directors will determine whether to declare future dividends, if financial conditions warrant, in respect of common shares at the meetings of Peoples' Board of Directors held in January, April, July and October of each year. Such dividends, if declared, would then be paid to shareholders in the following month.
Previously, Peoples' Board of Directors declared dividends payable to common shareholders in March, June, September and December. The new schedule for declaring future quarterly dividends provides the Board of Directors with the necessary time to assess the prior quarter's results of operations and consider paying dividends aligned with the financial condition of the Company.
Peoples Bancorp Inc. is a diversified financial products and services company with $1.8 billion in assets, 47 locations and 40 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its financial service units - Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank); and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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